CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our reports dated November 22, 2024, relating to the financial statements and financial highlights, which appear in Mesirow Enhanced Core Plus Fund, Mesirow High Yield Fund, Mesirow Small Company Fund, SouthernSun Small Cap Fund, SouthernSun U.S. Equity Fund, Redwheel Global Emerging Equity Fund and Nicholas Partners Small Cap Growth Fund’s Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 28, 2025